Exhibit 99.1

            Whole Foods Market Announces Record First Quarter Results

   Sales Increase 21% to Over $1.1 Billion; Diluted EPS Increase 45% to $0.60;
                   Company Raises EPS Guidance for Fiscal Year


     The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CST. The dial in number is 1-800-362-0571 and the conference ID is "Whole Foods." A replay will be available for approximately
      48 hours at 1-402-220-1157. A simultaneous audio webcast will also be available at www.wholefoodsmarket.com . The audio webcast will be archived for thirty days.


    AUSTIN, Texas, Feb. 11 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today reported sales and earnings for the first quarter ended January 18, 2004. Sales for the 16-week quarter increased 21% to $1.1 billion from $924 million in the prior year. This increase was driven by 8% weighted average year-over-year square footage growth and comparable store sales growth of 14.7%. Sales in identical stores (excluding one relocated store and two major store expansions) increased 14.3% for the quarter. In Southern California, members of the United Food and Commercial Workers union were on strike during the last fourteen weeks of the sixteen-week quarter. Nineteen of the Company's stores experienced an increase in sales due to the strike, 17 of which are in the comparable store base. Excluding the stores positively impacted by the strike, comparable store sales increased 12.8% for the quarter.

    Net income for the quarter increased 51% to $38.7 million from $25.6 million in the prior year. Diluted earnings per share increased 45% to $0.60 from $0.42 in the prior year. The Company attributes the above-average increase in net income and earnings per share to the stronger-than-expected sales across the country, a positive contribution from the Harry's stores and facilities compared to a loss in the prior year, and lower pre-opening expenses of $1.8 million compared to $3.8 million in the prior year. Additionally, last year's first quarter results included a pre-tax impairment charge of $1.4 million related to the Company's investment in Gaiam, Inc. compared to a loss of approximately $0.5 million relating to the sale of the Company's investment in Gaiam Inc. during the first quarter this year.

    "This was one of the best quarterly performances in our 23-year history. For the first time, our sales for the quarter surpassed $1 billion. Our 12.8% comparable stores sales increase, excluding the strike-impacted stores, was well above our 10-year average of 8.5%, and this was on top of a 10.5% comparable store sales increase in the prior year," said John Mackey, Whole Foods Market CEO, President, Chairman and Co-founder. "We translated our 21% sales growth into a 45% increase in diluted earnings per share, and due to our strong results this quarter we are raising our guidance for the fiscal year."

    Net operating profit after taxes (NOPAT) increased 49% to $41.0 million for the quarter. The Company's capital charge for the quarter was $37.4 million, resulting in Economic Value Added (EVA) of $3.6 million, an improvement of $7.2 million over the prior year. Calculations reflect a 9% weighted average cost of capital in both years.


     Store returns for the first quarter:
                                                                      # of
                                             Average  Average  NOPAT  Comp
                                              Size     Comps   ROIC  Stores
    Stores over eight years old              27,100    13.1%    55%    58
    Stores between five and eight years old  30,500    11.2%    49%    29
    Stores between two and five years old    36,000    17.3%    23%    37
    Stores less than two years old
     (including relocations)                 36,400    23.5%     9%    15
    All stores in comparable store base      31,200    14.7%    33%   139
    All stores open at the end of the
     first quarter                           31,300             28%   146


    Gross profit in the first quarter increased 22% to $385 million, or 34.4% of sales. The 39 basis point increase was due to lower occupancy expense as a percentage of sales and improved contribution from non-retail facilities. Direct store expenses increased 21% to $282 million, or 25.2% of sales. Store contribution increased 27% to $103 million, or 9.2% of sales, an improvement of 46 basis points as a percentage of sales. General and administrative (G&A) expenses increased 15% to $36 million, or 3.2% of sales, an improvement of 17 basis points as a percentage of sales.

    In the first quarter, the Company opened a second store in San Francisco, CA, ending the quarter with 146 stores totaling approximately 4.6 million square feet. Pre-opening and relocation expense was $1.8 million for the quarter primarily related to four new store openings planned for the first half of the fiscal year, as well as to accelerated depreciation for several planned store relocations. Capital expenditures in the quarter were $69 million of which $35 million was for new store development. The Company produced cash flow from operations of $84 million during the quarter.

    On January 16, 2004, the Company paid approximately $9 million to shareholders in its first quarterly dividend. The $0.15 per share dividend was paid to shareholders of record as of January 6, 2004. Subject to capital availability and a determination that cash dividends continue to be in the best interest of the Company's shareholders, it is the intention of the Board of Directors to pay a quarterly dividend on an ongoing basis. Cash and equivalents, including restricted cash, totaled approximately $182 million at the end of the first quarter, and long-term debt, which includes $154 million in Zero Coupon Convertible Debentures, was approximately $171 million.

    On January 30, 2004, subsequent to the end of the first quarter, the Company issued approximately $20 million of cash and $16 million of stock (or approximately 239,000 shares) for the previously announced acquisition of Fresh & Wild Holdings Limited. Fresh & Wild operates seven natural and organic food stores in London and Bristol and has one store in development scheduled to open later this year. For the twelve months ended
December 31, 2003, total sales were approximately 17.6 million British Pounds ($28.9 million(1)), and identical store sales increased 10%.

    The Company opened its second New York City store located at Columbus Circle on February 5, 2004 and will open its first store in Louisville, KY on February 12, 2004. The Company expects to open one additional store during the second quarter in Colorado Springs, CO.

    "Our 59,000 square foot Columbus Circle store is the largest supermarket in Manhattan and is receiving an incredibly positive reaction," said John Mackey. "Interest has been so high that over the past weekend customers had to wait for people to leave the store before more were allowed to enter. While we certainly expect some of the curiosity to level off, we expect this store to set a company record for first-week sales, and we believe it will quickly become our top-volume store."

    The Company is pleased to announce the recent signing of seven new store sites in Birmingham, AL; Hollywood and Thousand Oaks, CA; Coral Gables, FL; Omaha, NE; Swampscott, MA; and Toronto, Canada. The following table provides additional information about the Company's stores in development.


     Stores in development:                     2/11/04     2/12/03  % Change

    Number                                          41          23      78%
    Average size (gross square feet)            45,000      42,000       6%
      As a percentage of existing store
       average size                                147%        137%    ---
    Total square footage under development   1,872,000   1,033,000      81%
      As a percentage of existing
       square footage                               40%         24%    ---


    Following are certain historical results as a percentage of sales for all stores for the last four fiscal years and year to date for the current fiscal year, as well as the four-year average through fiscal year 2003. This information is included in order to emphasize the general consistency in the Company's results as a percentage of sales over this period of time. Total sales growth, percent of sales from comparable stores, one-year comparable store sales increases and the sum of two years of comparable store sales increases (two-year comps) are also included.

                                                            2004   4-Year
                                2000   2001   2002   2003    YTD  Average

    Gross profit                34.5%  34.8%  34.7%  34.3%  34.4%  34.5%
    Direct store expenses       25.0%  25.3%  25.1%  25.2%  25.2%  25.2%
    Store contribution           9.4%   9.5%   9.6%   9.2%   9.2%   9.4%
    G&A (excl. goodwill amort.)  3.3%   3.6%   3.6%   3.2%   3.2%   3.4%

    Sales growth                23.2%  23.6%  18.4%  17.0%  21.0%  20.5%
    % of sales from comp stores 86.3%  89.0%  90.1%  91.8%  94.0%  89.7%
    Comps                        8.6%   9.2%  10.0%   8.6%  14.7%   9.1%
    Two-year comps              16.3%  17.8%  19.2%  18.6%  25.2%  18.0%


    Goals for Fiscal Year 2004:

    The Company continues to expect total sales growth for fiscal year 2004 in the range of 15% to 20%. The Company expects weighted average year-over-year square footage growth for the year of 10%, including 41,000 square feet related to the expansion of six existing stores. Square footage growth is expected to be higher in the second half of the fiscal year as the Company plans to open four new stores in the first half of the year and nine to ten new stores, including one Fresh & Wild store and a relocation of an existing store, in the second half of the fiscal year. The Company now expects its Union Square store in New York City to open late in the first quarter of fiscal year 2005, rather than in fiscal year 2004, due to delays in the developer delivering the site to the Company.

    The Company is initiating a guidance range for second quarter comparable store sales growth of 11% to 14%. This is higher than the Company's historical performance, reflecting continued strong sales momentum across the country, some positive sales benefit from the ongoing strike, Easter shifting from the third quarter last year to the second quarter this year, and a below-average 7% comparable store sales increase in the prior year. The Company expects comparable store sales growth for the second half of the year to be in range of 8% to 10% assuming the strike in Southern California has ended and noting the increasingly tougher year-over-year comparisons.

    The Company continues to expect operating margin improvement in fiscal year 2004 primarily due to slight improvements in gross profit, direct store expenses and G&A as a percentage of sales. Pre-opening and relocation expense is expected to be in the range of $10 million to $12 million.

    Capital expenditures are expected to be in the range of $210 million to $240 million for the year. The Company does not anticipate any borrowings on its $100 million credit line for the year. The Company expects interest expense, net of investment and other income, to be in the range of $3 million to $4 million, excluding the impact of potential future quarterly dividends.

    Based on the Company's comparable store sales guidance of 11% to 14%, the Company is initiating diluted earnings per share guidance for the second quarter of $0.47 to $0.50, an expected year-over-year increase of 15% to 22%. The Company expects pre-opening and relocation expense of approximately
$2.5 million to $3 million in the second quarter due to three new store openings planned for the second quarter and nine to ten new store openings planned for the second half of the fiscal year, as well as accelerated depreciation for several planned store relocations. Due to the higher-than-expected first quarter earnings and some expected continued positive benefit from the ongoing strike in the second quarter, the Company is raising its previously stated guidance for fiscal year 2004 diluted earnings per share to $1.93 to $2.02 from $1.88 to $1.96.

    The Company is not prepared to issue fiscal year 2005 guidance at this time but emphasizes that year-over-year sales and earnings comparisons in the first quarter of the year will be difficult due to the above-average results the Company produced this year primarily due to the strike.

    Supplemental Information: The following pie chart depicts net income and certain expense categories, including salaries and benefits, as a percentage of sales for the sixteen weeks ended January 18, 2004.


     http://www.wholefoodsmarket.com/investor/Q104chart.html


    In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding EVA in the press release as additional information about its operating results. This measure is not in accordance with, or an alternative to, GAAP. The Company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to the Company's results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the Company and for bonus and capital planning purposes. The following table reflects reconciliations of GAAP information to non-GAAP measures.


                                                 Sixteen weeks ended
                                               January 18,  January 19,
                                                  2004          2003
     GAAP net income                          $  38,742     $  25,637
     Provision for income taxes                  25,828        17,092
     Interest expense and other                   3,737         2,995
     NOPBT                                       68,307        45,724
     Taxes (40%)                                (27,323)      (18,290)
     NOPAT                                       40,984        27,434
     Capital charge                             (37,351)      (30,982)
     EVA                                      $   3,633     $  (3,548)

    About Whole Foods Market:

    Founded in 1980 in Austin, Texas, Whole Foods Market(R)
(www.wholefoodsmarket.com ) is the largest natural and organic foods retailer. The Company had sales of $3.1 billion in fiscal year 2003 and currently has 154 stores in the United States, Canada and the United Kingdom.


    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 28, 2003. The Company does not undertake any obligation to update forward-looking statements.


    (1) Based on an average exchange rate of approximately $1.64 per British Pound for the twelve months ended December 31, 2003

     Whole Foods Market, Inc.
     Condensed Consolidated Income Statements (unaudited)
     (In thousands, except per share amounts)

                                                         Sixteen weeks ended
                                                       January 18, January 19,
                                                          2004        2003
    Sales                                           $  1,118,148  $  923,760
    Cost of goods sold and occupancy costs               733,003     609,190
      Gross profit                                       385,145     314,570
    Direct store expenses                                281,896     233,544
      Store contribution                                 103,249      81,026
    General and administrative expenses                   35,869      31,176
    Pre-opening and relocation costs                       1,796       3,836
      Operating income                                    65,584      46,014
    Other income (expense):
    Interest expense                                      (2,478)     (2,565)
    Investment and other income (expense)                  1,464        (720)
      Income before income taxes                          64,570      42,729
    Provision for income taxes                            25,828      17,092
      Net income                                    $     38,742  $   25,637

    Basic earnings per share                        $       0.64  $     0.44
    Weighted average shares outstanding                   60,309      58,036

    Diluted earnings per share                      $       0.60  $     0.42
    Weighted average shares outstanding,
     diluted basis                                        66,634      64,738

    Dividends per share                             $       0.15  $      ---

    A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):

                                                        Sixteen weeks ended
                                                       January 18, January 19,
                                                           2004        2003
    Net income (numerator for basic
     earnings per share)                            $     38,742  $   25,637
    Interest on 5% zero coupon convertible
     subordinated debentures, net of income taxes          1,422       1,356
    Adjusted net income (numerator for diluted
     earnings per share)                            $     40,164  $   26,993
    Weighted average common shares outstanding
     (denominator for basic earnings per share)           60,309      58,036
    Potential common shares outstanding:
      Assumed conversion of 5% zero coupon
       convertible subordinated debentures                 3,283       3,285
      Assumed exercise of stock options                    3,042       3,417
    Weighted average common shares outstanding and
      potential additional common shares outstanding
      (denominator for diluted earnings per share)        66,634      64,738

    Basic earnings per share                        $       0.64  $     0.44

    Diluted earnings per share                      $       0.60  $     0.42


     Whole Foods Market, Inc.
     Condensed Consolidated Balance Sheets
     January 18, 2004 (unaudited) and September 28, 2003
     (In thousands)

    Assets
                                                           2004         2003
    Current assets:
    Cash and cash equivalents                       $    164,630  $   165,779
    Restricted cash                                       17,859          ---
    Trade accounts receivable                             55,560       45,947
    Merchandise inventories                              139,026      123,904
    Prepaid expenses and other current assets             30,371       28,054
      Total current assets                               407,446      363,684
    Property and equipment, net of accumulated
     depreciation and amortization                       755,896      718,240
    Long-term investments                                    ---        2,206
    Goodwill                                              81,599       80,548
    Intangible assets, net of accumulated amortization    25,945       26,569
    Other assets                                           5,398        5,573
    Total assets                                    $  1,276,284  $ 1,196,820

    Liabilities and Shareholders' Equity
                                                           2004         2003
    Current liabilities:
    Current installments of long-term debt
     and capital lease obligations                  $      5,805  $     5,806
    Trade accounts payable                                76,915       72,715
    Accrued payroll, bonus and employee benefits          84,752       70,875
    Other accrued expenses                               106,143       90,188
      Total current liabilities                          273,615      239,584
    Long-term debt and capital lease obligations,
     less current installments                           165,062      162,909
    Other long-term liabilities                           19,024       18,151
      Total liabilities                                  457,701      420,644
    Shareholders' equity:
    Common stock, no par value, 150,000 shares
     authorized, 60,907 and 60,299 shares issued,
      60,585 and 60,070 shares outstanding in 2004
       and 2003, respectively                            435,393      423,297
    Accumulated other comprehensive income                 2,272        1,624
    Retained earnings                                    380,918      351,255
    Total shareholders' equity                           818,583      776,176
    Commitments and contingencies
    Total liabilities and shareholders' equity      $  1,276,284  $ 1,196,820


     Whole Foods Market, Inc.
     Condensed Consolidated Statements of Cash Flows (unaudited)
     (In thousands)
                                                         Sixteen weeks ended
                                                       January 18, January 19,
                                                          2004         2003
    Cash flows from operating activities:
    Net income                                      $     38,742  $    25,637
    Adjustment to reconcile net income
     to net cash provided by operating activities:
        Depreciation and amortization                     32,182       28,768
        Loss on disposal of fixed assets                     529          144
        Rent differential                                     36           94
        Change in LIFO reserve                             1,000        1,000
        Interest accretion on long-term debt               2,314        2,265
        Tax benefit related to exercise
         of employee stock options                         6,666        5,435
        Loss on long-term investments                        479        1,412
        Issuance of common stock to 401(k) plan                6        3,119
        Net change in current assets                     (25,189)     (17,843)
        Net change in current liabilities                 27,576       20,878
    Net cash provided by operating activities             84,408       70,909

    Cash flows from investing activities:
      Development costs of new store locations           (35,211)     (31,700)
      Other property, plant and equipment expenditures   (33,929)     (26,986)
      Acquisition of intangible assets                       (49)         ---
      Payments for purchase of acquired entities,
       net of cash acquired                               (3,172)         ---
      Proceeds from sale of property, plant and equipment    ---        2,614
      Proceeds from conversion of long-term investments      ---        1,000
      Proceeds from the sale of long-term investments      1,815          ---
      Increase in restricted cash                        (17,859)         ---
      Other investing activities                             ---          ---
    Net cash used in investing activities                (88,405)     (55,072)

    Cash flows from financing activities:
      Payments on long-term debt and capital
       lease obligations                                      (5)        (535)
      Issuance of common stock                            11,932       12,999
      Dividends paid                                      (9,079)         ---
    Net cash provided by financing activities              2,848       12,464

    Cash flows from discontinued operations:
    Net cash provided by discontinued operations             ---        3,589

    Net increase in cash and cash equivalents             (1,149)      31,890
    Cash and cash equivalents at beginning of period     165,779       12,646
    Cash and cash equivalents at end of period      $    164,630  $    44,536

    Supplemental disclosures
     of cash flow information:
      Interest paid                                 $        503  $       816
      Federal and state income taxes paid           $     19,403  $     1,112

     Contact:  Cindy McCann
               VP of Investor Relations
               512.477.4455

SOURCE  Whole Foods Market, Inc.
    -0-                             02/11/2004
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)

CO:  Whole Foods Market, Inc.
ST:  Texas
IN:  FOD REA SUP
SU:  ERN ERP CCA MAV